EXHIBIT 99.1

JPMorgan Chase to sell insurance underwriting business to Protective Life

CHICAGO, February 7, 2006    JPMorgan Chase & Co. (NYSE: JPM) announced today it has signed a definitive agreement to sell its life insurance and annuity underwriting business, or Chase Insurance, to Protective Life Corporation (NYSE: PL) for a cash purchase price of approximately $1.2 billion.

The sale is subject to normal regulatory approvals and is expected to close in the third quarter of 2006. JPMorgan Chase anticipates the transaction will have no material impact on earnings.

"With the merger of Chase and Bank One, we reviewed all our businesses and concluded that insurance underwriting does not have the same scale as our core banking businesses," said Charles W. Scharf, CEO of Chase's Retail Financial Services, which includes Chase Insurance. "We will continue to meet our customers' insurance and annuity needs without underwriting the products."

The sale includes both the heritage Chase insurance business and the life business that Bank One bought from Zurich Insurance in 2003. In 2005, Chase Insurance posted operating earnings of $79 million on revenue of $644 million. Chase will retain its debt-protection business and continue to distribute life and annuity products through its branch network.

About Chase

Chase, the U.S. consumer and commercial banking brand of JPMorgan Chase & Co., has issued approximately 110 million credit cards and serves consumers and small businesses through more than 2,600 branches, 7,300 ATMs and 280 mortgage offices as well as through relationships with over 15,000 auto dealerships, 2,500 schools and universities and 2,100 insurance agencies. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.